UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): February 27, 2012

THE ENLIGHTENED GOURMET, INC.

(Exact name of registrant as specified in charter)

Nevada	000-51597	32-0121206
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

236 Centerbrook

Hamden, CT  06518

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (203) 823-8865

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

       .   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       .   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       .   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       .   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) Departure of Directors or Certain Officers

On February 27, 2012, Alexander L. Bozzi, III, Chairman, on behalf of the  Board of Directors (the "Board") of The Enlightened Gourmet, Inc. (the "Company"), notified Michael E. Fasci that the Board had accepted his resignation as an independent director. Mr. Fasci’s resignation became effective when the entire Board did not agree to his ultimatum for all of the members of the Board to resign by 5:00 PM on February 27, 2012.  Mr. Fasci had only recently been appointed to the Board on September 19, 2011.  On February 29, 2012, two days after the Board notified Mr. Fasci that it had accepted his resignation; Mr. Fasci attempted to rescind his resignation stating that he believed it was neither in his best interest, nor the shareholders to resign, even though the Board had already accepted Mr. Fasci’s resignation.  Mr. Fasci stated that he resigned over serious disagreements with the Company, its management, and it’s consultants over past actions taken by them which he believes may involve criminal acts. The Company’s management, its consultants and the Board of Directors vehemently denies each and every one of Mr. Fasci’s unsubstantiated allegations, and believes that he exaggerated the reason for his resignation due to personal differences with the Company’s management.  The Company will seek to replace Mr. Fasci with another independent director.

For his service to the Company as a director, Mr. Fasci is entitled to receive 887,671 shares of the Company’s unregistered common stock, which is the pro rata number of shares earned at the annual rate of two million shares of common stock for the actual number of calendar days Mr. Fasci served as a director. Other than the aforementioned shares of common stock, Mr. Fasci received no cash compensation, and was not issued any stock options or grants for being appointed, or serving as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ENLIGHTENED GOURMET, INC.

Date:  April 3, 2012

By: /s/ Alexander L. Bozzi, III

Name: Alexander L. Bozzi, III

Title: President

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